Exhibit 99.1
Press Release
April 25, 2007
Triple-S Management Corporation (TSM) Announces Stock Split

The Board of Directors of Triple-S Management Corporation (TSM) approved a stock split of the company’s issued and outstanding common shares of 3,000 for one.
The Board approved the stock split in a meeting held April 24, 2007. This stock split will be done in the form of a stock dividend, payable on May 1, 2007 among the holders of record as of April 24, 2007.
“This determination will allow our shareholders to have a greater amount of shares to transfer or dispose of in accordance to their needs,” said Dr. Wilmer Rodríguez Silva, Chairman of the Board of Directors of TSM.
Currently, there are 8,913 TSM common shares issued and outstanding. The stock split will increase the number of common shares issued and outstanding, while also reducing the price per stock without affecting the value of all shares.
“This is another step that we take as part of the transformation of the company that we began in 2006,” said Ramon M. Ruiz, President and CEO of the TSM.
Triple-S Management Corporation is the holding company that comprises the entities that form part of the Triple-S Group that include the managed care company, Triple-S, Inc., an independent concessionaire of the Blue Cross Blue Shield Association; the life insurance company, Great American Life Assurance Company of Puerto Rico; the property and casualty company, Seguros Triple-S, Inc.; Triple-C, Inc., a third party administrator that manages the Health Reform Program for Triple-S, Inc. and other health services for other companies in Puerto Rico; the insurance agency Signature Insurance Agency; and the subsidiary Interactive Systems, Inc., a company that provides information technology services for all entities of the Triple-S Management Corporation.
This press release does not constitute an offer or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
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